Filed Pursuant to Rule 424(b)(3)

Registration No. 333-135626

462(b) Registration No. 333-140723

PROSPECTUS SUPPLEMENT NO. 5

DATED MARCH 9, 2007

TO PROSPECTUS DATED OCTOBER 10, 2006

70,342,523 Shares of Common Stock

This prospectus supplement and the prospectus, dated October 10, 2006, of Saflink Corporation, as amended by prospectus supplements, dated November 3, 2006, December 7, 2006, January 4, 2007, and February 7, 2007, are part of a registration statement on Form S-3 (File No. 333-135626) we filed with the Securities and Exchange Commission relating to the public offering and sale of securities by selling stockholders described therein. On February 14, 2007, we registered the resale of additional shares of common stock pursuant to Rule 462(b) of the Securities Act on a registration statement on Form S-3 (File No. 333-140723). This prospectus supplement should be read in conjunction with the prospectus, as supplemented to date, and this prospectus supplement is qualified by reference to the prospectus, as supplemented to date, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

Investing in our common stock is highly speculative and involves a high degree of risk. Please see the following to read about factors you should consider before making a decision to purchase shares of our common stock:

•	“Risk Factors” beginning on page 7 of the prospectus; and

•

“Factors That May Affect Future Results” beginning on page 17 of our annual report on Form 10-K filed with the SEC on March 17, 2006, and in our quarterly reports on Form 10-Q filed with the SEC since the end of fiscal 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We have elected to pay the monthly redemption amount due on April 1, 2007, in shares of our common stock. According to our convertible debenture agreement, we are required to give the debenture holders 20 trading days’ advance notice of our election to pay the monthly redemption amount in shares of common stock.

At the time we provide notice of our election to pay the monthly redemption amount in shares of our common stock, we are obligated to issue a number of shares of our common stock to the debenture holders to be applied against the monthly redemption amount. The number of shares we are obligated to issue is equal to the quotient of the monthly redemption amount divided by the current conversion price of the debentures. Accordingly, on March 5, 2007, we issued a total of 1,481,510 shares of our common stock to the debenture holders to be applied against the monthly redemption amount due in April 2007. If 85% of the average of the ten lowest daily volume weighted average prices of a shares of our common stock during the calendar month ending on the day immediately prior to the payment date is less than $0.45 per share, we will be required to issue additional shares of our common stock based on this lower price per share to make the monthly redemption payment in full.

On March 1, 2007, we issued 5,499,380 shares of our common stock to the debenture holders, which when added to the 1,481,510 shares of our common stock that we issued on January 31, 2007, represents an aggregate of 6,980,890 shares of our common stock issued in payment of the $667,675 March 2007 monthly redemption amount. In addition, on March 1, 2007, we issued 387,607 shares of our common stock to the debenture holders in payment of the $40,001 interest amount due on the debentures.

Our ability to pay the monthly redemption amount and interest on the debentures in shares of our common stock is also subject to certain conditions, including that:

•	we have paid all liquidated damages, if any, in respect to the registration rights of the debenture holders;

•	our common stock is listed and trading on a national market or exchange or the OTC Bulletin Board;

•	there is a sufficient number of authorized but unissued and otherwise unreserved shares of our common stock for the issuance of all of the shares issuable pursuant to the financing;

•	there is no existing event of default under the debentures;

•	the issuance would not violate certain ownership limitations contained in the debentures; and

•	the debenture holder is not in possession of any information that constitutes, or may constitute, material non-public information which was provided to the holder by us.

The date of this prospectus supplement is March 9, 2007